VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

Washington, D.C. 20549

May 27, 2021

Re:	Invesco DB Multi-Sector Commodity Trust

Invesco DB Base Metals Fund

Registration Statement on Form S-3 (Registration Nos. 333-256371 and 333-256371-01)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Invesco DB Multi-Sector Commodity Trust and Invesco DB Base Metals Fund hereby request acceleration of the effective date of the Registration Statement on Form S-3 (Registration Nos. 333-256371 and 333-256371-01, respectively), so that it becomes effective at 4:00 p.m., Eastern Time, on June 1, 2021, or as soon as practicable thereafter.

Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Anna Paglia
		Title:	Principal Executive Officer

Invesco DB Base Metals Fund, a series of Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Anna Paglia
		Title:	Principal Executive Officer

*By:	/s/ William McAllister
Name: William McAllister
Title: Attorney-in-fact